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Exhibit 99.2

QUESTIONS AND ANSWERS FOR MOTOROLA, INC. TENDER OFFER FOR NEXT LEVEL
COMMUNICATIONS COMMON STOCK
JANUARY 13, 2003

PRELIMINARY STATEMENT

        THE OFFER FOR NEXT LEVEL COMMUNICATIONS COMMON STOCK HAS NOT YET COMMENCED. ANY OFFER WILL BE MADE PURSUANT TO A TENDER OFFER STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. NEXT LEVEL SECURITYHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ MOTOROLA'S TENDER OFFER STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NEXT LEVEL SECURITYHOLDERS WILL BE ABLE TO RECEIVE SUCH DOCUMENTS FREE OF CHARGE AT THE SEC'S WEB SITE, WWW.SEC.GOV, OR FROM MOTOROLA, INC. AT 1303 E. ALGONQUIN ROAD, SCHAUMBURG, ILLINOIS 60196, ATTN: INVESTOR RELATIONS.

KEY STATEMENTS

1. This transaction is a "WIN-WIN-WIN"

  •
  Next Level shareholders receive a premium for a stock whose value prospects in Motorola's opinion are uncertain given its current cost and capital structure. The offer price represents a premium of 14.4% over the closing price on January 10, 2003; a 17.7% premium over the average closing price for the 5 trading days ending on January 10, 2003; a 22.6% premium over the average closing price for the 20 trading days ending on January 10, 2003; and a 28.6% premium over the average closing price for the 90 trading days ending on January 10, 2003.

  •
  Together Motorola and Next Level's team can focus efforts on Next Level's customers, technology and product development from a stable financial platform with broad resources to address the future of broadband communications.

  •
  Reintegrating the Next Level subsidiary into Motorola is expected to improve the financial strength and performance of Next Level's operations, which have formed a part of Motorola's consolidated results.

2. Next Level faces short-term funding needs given its cost structure.

  •
  Even with the most recent Motorola cash infusion, financial analysts see a significant funding gap for 2003. In addition Motorola believes Next Level may require significant funding through 2004 under its current cost structure.

  •
  Operating costs have exceeded revenues for 9 of the last 10 quarters, with analysts projecting this trend to likely continue through 2003.

3. Motorola has invested a significant amount in Next Level.

  •
  Since the time Motorola acquired its interest in Next Level through its acquisition of General Instrument Corporation in January 2000, the value of its common stock interest in Next Level declined 98.7%.

  •
  Since December 2000 Motorola has provided over $175 million in funding and $30 million in financial guarantees to Next Level.

QUESTIONS AND ANSWERS

PRINCIPAL FACTS

Q1: Why is Motorola seeking to acquire the balance of Next Level?

A1: Motorola continues to re-evaluate its business portfolio seeking to enhance the financial strength and performance of its businesses. Reintegrating the Next Level subsidiary into Motorola is expected to improve the financial strength and performance of Next Level's operations in three principal ways:

  1.
  provide a sound financial base and additional resources to continue to deploy industry-leading broadband access solutions.

  2.
  make available best-in-class manufacturing, engineering/product development methods and supply chain efficiencies.

  3.
  avoid the escalating costs and management time associated with reassuring customers and suppliers of Next Level's financial viability; seeking third party financing; and remaining publicly traded.

Q2: What percentage of Next Level does Motorola currently own?

A2: Motorola currently owns 74% of the outstanding common stock of Next Level. Motorola also owns all of the preferred stock of Next Level, which is convertible into shares of Next Level common stock. In addition, Motorola owns warrants to purchase additional shares of Next Level stock at various exercise prices and exercisable over various periods. On a fully-diluted basis, based on the offer price of $1.04 per share, Motorola would own approximately 82% of the common stock (this percentage may differ from Motorola's ownership percentage as disclosed in its Schedule 13D as filed with the United States Securities and Exchange Commission due to SEC rules required for 13D calculations). For this purpose fully-diluted assumes conversion or exercise of all in-the-money preferred shares, options and currently exercisable warrants.

Q3: What are the terms of the tender offer?

A3: Motorola is offering to purchase all outstanding shares of Next Level common stock which it currently does not own for $1.04 per share.

Q4: What is the value of the transaction?

A4: The aggregate consideration for the outstanding Next Level shares (including shares outstanding following exercise of in-the-money options) would be approximately $30 million.

Q5: When is the transaction expected to close?

A5: Subject to satisfaction of the conditions to the tender offer and assuming the tender offer is not extended, we believe that the transaction will close in the first quarter.

Q6: What are the conditions to the transaction?

A6: The offer will be conditioned upon, among other things (1) the tender of a majority of Next Level shares not held by Motorola and its affiliates, and (2) unless waived, Motorola owning at least 90% of the outstanding Next Level common stock as a result of the tender offer or otherwise.

The tender will not be conditioned on Motorola obtaining any financing.

Q7: What kinds of regulatory approvals are needed to consummate the tender offer?

A7: Other than the filings required by the Securities and Exchange Commission in connection with the tender offer we do not anticipate that any other governmental approvals are required.

Q8: What will happen to any shares that are not acquired following completion of the tender offer?

A8: Any shares not acquired following completion of the tender offer are expected to be acquired in a subsequent "short form" merger transaction at the same $1.04 per share cash price.

Q9: What are your plans for the Next Level operations?

A9: We will be reviewing our facilities, operational and engineering needs with the Next Level team to determine what operational efficiencies can be achieved. We have not finalized our review at this time; however it is our present intention to have the Next Level business report into the Broadband Communications Sector.

NEXT LEVEL'S BUSINESS

Q10: What is Next Level's principal product?

A10: Next Level targets wireline operators with broadband access platforms for delivering any combination of voice, high-speed data and multi-stream digital video services using existing copper telephone lines. Next Level's primary products are based on VDSL technology. (VDSL stands for very high speed digital subscriber line). For more information regarding Next Level please contact them directly or visit their Web site at www.nlc.com

Q11: How has the telecom downturn affected Next Level?

A11: As a result of the telecom recession, wireline operators have been reluctant to commit large dollars to smaller players and have reduced their capital expenditures generally. As a result Next Level revenues have declined significantly over the past few years.

Q 12: How will this transaction improve Next Level's business?

A12: Next Level's business will benefit from efficiencies being part of a larger communications equipment provider including engineering and development efficiencies, standards positioning, customer support infrastructure, financial resources and best practices. In addition, Motorola can increase Next Level's exposure to international markets.

BUSINESS RISKS

        Statements in this Q&A that relate to consummation of the tender offer and any subsequent merger and the impact of the reintegration of Next Level into Motorola described herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties which include whether the conditions to the tender offer will be satisfied and, following the consummation of the tender offer and the merger, Motorola's ability to successfully reintegrate Next Level operations, retain key employees, reduce costs, general economic factors and capital market conditions, and general industry trends. Motorola wishes to caution the reader that these factors, as well as other factors described in Motorola's SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

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  QUESTIONS AND ANSWERS FOR MOTOROLA, INC. TENDER OFFER FOR NEXT LEVEL COMMUNICATIONS COMMON STOCK JANUARY 13, 2003